Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers of Invesco PowerShares Capital Management LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-193223 and 333-193223-01) of PowerShares DB US Dollar Index Trust of our report dated February 22, 2013, with respect to the statements of income and expenses, changes in shareholders’ equity, and cash flows of PowerShares DB US Dollar Index Bullish Fund for the year ended December 31, 2012, which report appears in the December 31, 2014 Annual Report on Form 10-K of PowerShares DB US Dollar Index Bullish Fund.

/s/ KPMG LLP

New York, New York

February 27, 2015